Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE SATISFACTORY TO THE ISSUER OF THIS NOTE, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

INTERACTIVE SYSTEMS WORLDWIDE INC.
14% Non-Negotiable Promissory Notes
Due July 31, 2008

$_____________	January 22, 2008

FOR VALUE RECEIVED, the undersigned, Interactive Systems Worldwide Inc., a Delaware corporation (the “Company”), promises to pay to _______________ (the “Purchaser”) on July 31, 2008, the principal sum of ________________________ ($________), together with accrued interest from the date hereof on the unpaid principal balance of this Note, at a rate per annum equal to 14%; provided that during the continuance of an Event of Default (as hereinafter defined) interest shall accrue on this Note at a rate per annum equal to the highest rate permitted by applicable law (but no more than 28% per annum).

All payments of principal and interest shall be made by wire transfer to an account designated by the Purchaser to the Company in writing.

The Company may prepay this Note, in whole or in part, at any time and from time to time, without penalty or premium, provided that (i) each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment, and (ii) all Notes issued pursuant to the NPA (as hereinafter defined) are proportionately prepaid.

The Company shall pay, on demand, all expenses, including reasonable costs of collection and reasonable attorneys’ fees and costs, incurred or sustained by the Purchaser in connection with the enforcement or protection of its rights under this Note.

This Note is one of the Company’s Notes, which have been and are to be issued pursuant to the Note Purchase Agreement dated as of January 14, 2008 (the “NPA”) between the Company, the Purchaser and the other purchasers party thereto and is subject to the terms and conditions of, and shall be construed in accordance with the provisions of, the Agreement. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Company shall fail to pay when due any principal amount of or interest on the Notes; or

(b) the Company shall fail to perform or observe any obligation or covenant or term contained in Sections 3.1, 3.2 or 3.3 of the Agreement; or

(c) (i) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced against the Company or its subsidiary, Global Interactive Gaming Limited (“GIG”), or a court shall enter a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or GIG, or for any substantial part of any of its properties, or ordering the winding-up or liquidation of any of its affairs, and such case shall not be dismissed in 60 days, or such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (ii) the Company or GIG shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or GIG, or for all or any substantial part of its properties, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;

then the holders of not less than a majority in aggregate principal amount of the Notes then outstanding may by notice to the Company declare the entire outstanding principal of all the Notes, and all accrued and unpaid interest thereon, to be immediately due and payable, whereupon the same shall become forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that if an event described in the preceding subparagraph (c) shall occur, the result which would otherwise occur only upon giving of notice by Noteholders to the Company as specified in this sentence shall occur automatically, without the giving of any such notice. Additionally, the Noteholders may exercise any or all of their rights and remedies available to them under applicable law.

The Company waives diligence, presentment, demand, notice of dishonor, protest and any other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note. The non-exercise by the Purchaser of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York (without regard to the choice of law provisions thereof).

This Note shall not be assigned, transferred or pledged by the Purchaser without the express prior written consent of the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company has duly executed this Note the day and year first above written.

INTERACTIVE SYSTEMS WORLDWIDE INC.

By
	Name	Bernard Albanese
	Title:	Chairman of the Board,
President and Chief Executive Officer